EXHIBIT 6.10


                             DEMAND PROMISSORY NOTE

$70,000

Date as of November 7, 2002                                  Mundelein, Illinois

         FOR VALUE RECEIVED, Circle Group Internet, Inc. an Illinois corporation located at 1011 Campus Drive, Mundelein, IL 60060 (the "Maker"), promises to pay to Gregory J. Halpern (the "Holder") the sum of Seventy Thousand ($70,000) Dollars, plus interest at the annual rate of Five (5.00%) percent per annum upon written demand for payment.

         The accrued interest and principal of this Note shall be payable within two (2) business days following the posting by certified mail of written demand therefor, sent to Maker's above indicated address.

         This Note may be prepaid without premium or penalty, at any time, in whole or in part with accrued interest to the date of prepayment. All payments on this Note shall be applied first to the payment of accrued interest and the balance shall be applied to the principal.

         All payments of principal and interest are payable at Maker's above indicated address or such place as the Holder hereof may, from time to time, designate in writing, in lawful money of the United States of America.

         Should it become necessary to collect the sum due under this Note through an attorney, Maker hereby agrees to pay all costs of collection, including a reasonable attorney's fee. Said reasonable attorney's fee shall include fees for services rendered in all appellate proceedings. Maker waives presentment for payment and protest for nonpayment of this Note, and trial by jury in connection with the enforcement of collection of this Note.

         This Note may be assigned by the Holder thereof at any time, and Maker will thereafter make payment directly to assignee, as directed by assignor. The terms of this Note are binding upon any successor in interest to Maker.

         This Agreement shall be construed pursuant to the laws of the State of Illinois.

Dated November 7, 2002                       MAKER:

Made in the presence of:                     Circle Group Internet, Inc.


/s/ Dana L. Dabney                           /s/ Gregory J. Halpern
---------------------------------            -----------------------------------
Dana L. Dabney (Secretary - CRGQ)            Gregory J. Halpern (CEO)